                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT (the "Agreement") dated as of February 1, 1997, by and between TIER TECHNOLOGIES, INC., a California corporation (the "Company") and GEORGE K. ROSS ("Ross").

     In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

     1.    EMPLOYMENT
           ----------

     1.1.  Position.  During the Term (as hereinafter defined) of this Agreement
           --------
and subject to the terms and conditions set forth herein, the Company agrees to employ Ross as its Senior Vice President and Chief Financial Officer, reporting to the Chief Executive Officer.

     1.2.  Election to Office.  During the Term of this Agreement, the Company
           ------------------
shall use its best efforts to sustain and continue Ross's position and designation as Senior Vice President and Chief Financial Officer, subject to
Section 1.3 hereof.

     1.3.  Fulfillment of Duties.  Ross shall devote his full-time efforts to
           ---------------------
the performance of his services hereunder, except during vacation periods and periods of illness or incapacity, and shall perform his services hereunder faithfully, diligently and to the best of his skill and ability. If Ross desires to serve as a director, or member of a committee of, any organization involving no conflict of interest with the interests of the Company, he shall first obtain the written consent of the Company's Chief Executive Officer.

     1.4.  Location.  During the Term of this Agreement, Ross will perform his
           --------
duties and services at the Company's principal executive offices in Walnut Creek, California, or such other location as designated by the Chief Executive Officer, and Ross agrees to make such business trips to other locations as may be reasonable and necessary in the performance of his services hereunder.

     2.    COMPENSATION AND BENEFITS
           -------------------------

     2.1.  Salary.  In consideration of and as compensation for the services
           ------
agreed to be performed by Ross hereunder, the Company agrees to pay Ross during the Term of this Agreement a base salary (the "Base Salary") of not less than $175,000 per year, payable semi-monthly in accordance with the Company's regular payroll practices. The Company may review Ross's Base Salary and other compensation (including bonuses) from time to time during the Term of this Agreement and, at the discretion of the Board of Directors of the Company, may increase his Base Salary or other compensation (including bonuses) from time to time. Any increase in Base Salary or other compensation (including bonuses) shall in no way limit or reduce any other obligation of the Company hereunder.

     2.2.  Incentive Compensation.  During the term of this Agreement, in
           ----------------------
addition to the base salary provided in Section 2.1 above, Ross shall be eligible to receive additional incentive compensation upon achievement of the targeted levels of earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company as set forth in Exhibit A.

     2.3.  Stock Option.  Ross shall receive, within forty-five (45) days
           ------------
following execution of this Agreement, an option (the "Option") to purchase 105,000 shares of Company Class B common stock at an exercise price which shall be at least the minimum exercise price required by law, pursuant to an option agreement on the Company's standard form. Subject to the terms of the Option, one-third of the Option (i.e., 35,000 shares) shall vest on each of the first, second and third anniversary dates of this Agreement; provided, however, the Option shall vest as provided in Section 4.2 or as otherwise set forth in the option agreement. Notwithstanding anything to the contrary, the Option shall vest in its entirety immediately upon the sale of substantially all of the assets of the Company, upon a change in control of the Company or upon the termination, for any reason, of the services of James L. Bildner as the Company's Chief Executive Officer.

     2.4.  Participation in Benefit Plans.  During the Term of this Agreement,
           ------------------------------
Ross shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans presently in effect (a partial list of which is attached hereto as Exhibit
B) or hereinafter adopted, which plans are generally applicable to the most senior executives of the Company and to the extent he is eligible under the general provisions thereof.

     2.5.  Reimbursement of Expenses.  The Company will reimburse Ross for all
           -------------------------
business expenses, including, without limitation, traveling, entertainment and similar expenses, incurred by Ross on behalf of the Company during the Term of this Agreement if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to the Company's standard expense reimbursement policy, provided that Ross shall provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under the Company's policy regarding the reimbursement of such expenses.

     2.6.  Vacation and Sick Leave.  During the Term of this Agreement, Ross
           -----------------------
will be entitled to three weeks of paid vacation per year. Ross shall also be entitled to paid sick leave in accordance with the policy applicable to the other senior executives of the Company.

     2.7.  Relocation Loan.  Following the execution of this Agreement, the
           ---------------
Company shall offer an unsecured loan to Ross in the principal amount not to exceed $20,000 bearing simple interest at 5.81% per annum, which amount may be taken all at once or in installments (the "Relocation Loan"). Repayment of the principal amount of the Relocation Loan and any interest payable thereon shall be forgiven, as follows: (i) on a pro rata basis, during Ross's employment with the Company, upon the close of business on the last business day of each month commencing with the first full month in which sums are advanced under this Agreement and ending January 31, 2000 and (ii) in its entirety under the circumstances set forth in Section 4.2 hereof. In the event that Ross's employment under this Agreement is terminated by Ross without Good Reason (as defined herein) or for Cause as defined in Section 4.1(iii), Ross shall pay the total of unforgiven principal and interest due under the Relocation Loan within ninety (90) days of the occurrence of such event. The Relocation Loan shall be evidenced by a promissory note in form acceptable to Ross and the Company consistent with the terms of this Agreement.

     3.    TERM
           ----

     3.1.  Term.  The "Term" of employment under this Agreement means the
           ----
period commencing on the date hereof and expiring on August 1, 2001 or the earlier termination hereof pursuant to Section 4.1.

     4.    TERMINATION OF EMPLOYMENT
           -------------------------

     4.1.  Events of Termination.  Upon the occurrence of any of the
           ---------------------
events described in this Section 4.1 during the Term of this Agreement, Ross's employment hereunder shall terminate and Ross shall be entitled to the benefits provided in Section 4.2 hereof.

           (i) Termination of Ross's employment with the Company due to Ross's death.

          (ii) If, as a result of Ross's incapacity due to physical or mental illness, injury or disability, Ross shall have been absent from his duties with the Company on a full-time basis for thirty consecutive days, and within five days after the receipt of written Notice of Termination (as hereinafter defined) he shall not have returned to the full-time performance of his duties, the Company may terminate Ross's employment for "Disability." "Absent from his duties" means, for the purposes of this Section 4.1( ii ), that Ross is devoting less than 30 hours per week to his duties under this Agreement.

          (iii) The Company shall be entitled to terminate Ross's employment for Cause. For purposes of this Agreement, "Cause" shall mean:

               (A) the willful and continued failure by Ross to substantially perform his duties with the Company in good faith (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability or any such actual or anticipated failure resulting from his termination for Good Reason (as hereinafter defined)), after a demand for substantial performance is delivered to him by the Board of Directors of the Company which identifies, in reasonable detail, the manner in which the Board of Directors believes that Ross has not substantially performed his duties in good faith;

               (B) the willful engaging by Ross in conduct which causes material harm to the Company, monetarily or otherwise; or

               (C) Ross's conviction of a felony arising from conduct during the Term of this Agreement.

          (iv) Ross shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall, without Ross's express written consent, mean:

               (A) the assignment to Ross of any duties substantially inconsistent with his status as Senior Vice President and Chief Financial Officer of the Company;

               (B) a reduction by the Company in Ross's Base Salary as in effect on the date hereof;

               (C) the failure of the Company to obtain a satisfactory agreement from any successor (by means of merger, consolidation, sale of assets or otherwise) to assume and agree to perform this Agreement as contemplated by Section 5 hereof; or

          Ross's right to terminate his employment pursuant to this Subsection 4.1(iv) shall not be affected by his incapacity due to physical or mental illness, injury or disability. The Company may, solely during the period of such incapacity, make arrangements for the discharge of any of Ross's duties hereunder by another officer of the Company, but any such arrangement shall not affect or in any way diminish Ross's rights hereunder.

          (v) Any purported termination by the Company or by Ross shall be communicated by written Notice of Termination to the other party hereto in accordance with Sections 4.3 and 8.1 hereof.

     4.2.    Effect of Termination.
             ---------------------

          (i) Upon the termination of Ross's employment as a result of his Disability, Ross shall be entitled to receive:

                    (A) for an additional six months after the date of such termination, his Base Salary and any and all benefits to which he is entitled on the date of such termination under the Company's pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans; and (B) a pro rata portion of the maximum amount of incentive compensation for which Ross could have become eligible during the year in which such termination occurs.

                    (B) the Option shall become immediately accelerated and fully vested and any restrictions on such Option shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse.

                    (C) forgiveness of the entire outstanding balance of the
                        Relocation Loan.

                    (D) the indemnity described in Section 4.2(vi) hereto.

          (ii) Upon the termination of Ross's employment as a result of his death, Ross's heirs, devisees, executors or other legal representatives shall receive:

                    (A) for an additional six months from the date of such termination, his Base Salary and any and all benefits to which he is entitled on the date of such termination under the Company's pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans; and (B) a pro rata portion of the maximum amount of incentive compensation for which Ross could have become eligible during the year in which such termination occurs.

                    (B) the Option shall become immediately accelerated and fully vested and any restrictions on such Option shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse.

                    (C) forgiveness of the entire outstanding balance of the
                        Relocation Loan.

                    (D) the indemnity described in Section 4.2(vi) hereto.

          (iii) Subject to Section 4.l (vi) hereof if Ross's employment shall be terminated by the Company for Cause or by Ross without good reason, the Company shall pay Ross his full Base Salary and other benefits to which he is entitled, through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to him under this Agreement, with the exception of the indemnity described in Section 4.2(vi) hereto.

          (iv) If Ross's employment by the Company shall be terminated (a) by the Company other than for Cause, Death or Disability or (b) by Ross for Good Reason, then Ross shall be entitled to the benefits provided below:

               (A) the Company shall pay Ross, not later than the fifth day following the Date of Termination, a lump sum in cash equal to the sum of (i) six months of Base Salary, at the rate of Ross's Base Salary on the Date of Termination, discounted to the then present value at a discount rate of ten percent per annum applied to each future payment from the time it would have become payable; and (ii) a pro rata portion of the maximum amount of incentive compensation for which Ross could have become eligible during the year in which such termination occurs;

               (B) the Option, together with any other options to purchase stock (common or otherwise) in the Company granted pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company's stock appreciates, shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse; and

               (C) forgiveness of the entire outstanding balance of the
                   Relocation Loan.

               (D) the indemnity described in Section 4.2(vi) hereto.

          (v) Ross shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be subject to set-off or reduced by any compensation earned by him as the result of employment by another employer or by benefits after the Date of Termination, or otherwise.

          (vi) In connection with the termination of Ross's employment for any reason, the Company will take all necessary action to release Ross from any obligations under any guarantee by Ross of the Company's corporate debt. Ross's employment shall not be terminated until such time as he is removed or replaced with respect to any such guarantee. In addition, after the Date of Termination, the Company will indemnify Ross for any claims, including all legal fees and expenses associated therewith, made by any lender with respect to any such guarantee.

     4.3.  Certain Definitions.  For the purposes of this Section 4, the
           -------------------
following terms shall have the meanings set forth in this Section 4.3:

          (i) "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

          (ii) "Date of Termination" means (i) if employment is terminated for Disability, five days after Notice of Termination is given (provided that Ross shall not have returned to the performance of his duties on a full-time basis during such five-day period), and (ii) if employment is terminated pursuant to Subsection (iii) or (iv) of Section 4.1 or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (iii) of Section 4.1, shall not be less than ten days and, in the case of a termination pursuant to Subsection (iv) of Section 4.1, shall not be more than sixty days, respectively, from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination (a "Notice of Dispute"), the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

     5.    SUCCESSORS
           ----------

     5.1.  Assumption by Successors.  The Company shall require any successor
           ------------------------
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Ross to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if he terminates his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     6.    NON-COMPETITION AND CONFIDENTIALITY
           -----------------------------------

     6.1.  Non-Competition.  During Ross's employment by the Company hereunder
           ---------------
and during the period of one year after the termination of Ross's employment hereunder by the Company for Cause or by Ross for other than Good Reason:

          (i) Ross will not directly compete with the business of the Company so as to cause the Company to lose material revenue from any client account which is in existence on the Date of Termination.

          (ii) Ross will not directly or indirectly employ or solicit for employment any person whom he knows to be an employee of the Company or any subsidiary of the Company.

     6.2.  Confidential Information.
           ------------------------

          (a) Ross agrees and acknowledges that the Confidential Information of the Company (as hereinafter defined) is valuable, special and unique to its business; that such business depends on such Confidential Information; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Ross agrees to undertake the following obligations with respect to such Confidential Information:

              (i) Ross agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

              (ii) Ross agrees that, except as required by Ross's duties hereunder or authorized in writing by the Company, he will not at any time during and for five years after the termination of his employment with the Company, disclose or use, directly or indirectly, any Confidential Information of the Company;

               (iii) Ross agrees to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company; and

               (iv) Ross agrees that, upon termination of his employment by the Company or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Ross. Ross further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection 6.2(a) (iv), he will not make or retain any copy of or extract from such materials.

          (b) For purposes of this Section 6.2, Confidential Information means any and all information developed by or for the Company of which Ross gained knowledge by reason of his employment by the Company prior the date hereof or his employment under this Agreement that is not generally known in any industry in which the Company is or may become engaged. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, contractors and customers with which the Company has dealt prior to Ross's termination of employment with the Company, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets and proprietary information of any type owned by the Company together with all written, graphic and other materials relating to all or any part of the same.

          In the event that Ross is, in the opinion of his legal counsel (which counsel shall be acceptable to the Company in its reasonable discretion), required to disclose any Confidential Information to any federal, state, local or foreign judicial, legislative, administrative or other authority, agency or instrumentality or is required to disclose such Confidential Information by reason of his fiduciary duties to the Company or its shareholders or by any federal, state, local or foreign securities, blue-sky or other similar laws, rules, regulations or ordinances, then, notwithstanding anything in this Section
6.2 to the contrary, Ross may disclose such Confidential Information to the extent, and to the persons and entities, so required without any liability hereunder, without constituting a breach hereunder and without giving rise to a right of the Company to terminate Ross's employment (for Cause or otherwise) hereunder. Ross shall notify the Company of any disclosure required to be made in connection with the preceding sentence as soon as practicable after Ross becomes aware of such required disclosure.

     7.    REMEDIES
           --------

     7.1.  Injunctive Relief.  Ross acknowledges and agrees that the covenants
           -----------------
and obligations contained in Sections 6.1 and 6.2 relate to special, unique and extraordinary matters and that a violation of any of the terms of such sections will cause the Company irreparable injury for which adequate remedy at law is not available. Therefore, Ross agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining Ross from committing any violation of the covenants and obligations set forth in Sections 6.1 and 6.2 hereof.

     7.2.  Remedies Cumulative.  The Company's rights and remedies under
           -------------------
Section 7.1 hereof are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

     8.    MISCELLANEOUS
           -------------

     8.1.  Notices.  Any written notice, required or permitted under this
           -------
Agreement, shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier. Written notices must be delivered to the receiving party at his or its address on the signature page of this Agreement. The parties may change the address at which written notices are to be received in accordance with this section.

     8.2.  Assignment.  Neither the Company nor Ross may assign, transfer, or
           ----------
delegate its or his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     8.3.  Entire Agreement.  This Agreement contains the entire agreement of
           ----------------
the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect. This Agreement may be modified or amended only by a written agreement that is signed by the Company and Ross . No waiver of any section or provision of this Agreement will be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various sections in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

     8.4.  Severability.  The provisions of this Agreement shall be deemed
           ------------
severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void, or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

     8.5.  Continuing Obligations.  Sections 4.2, 6.1 and 6.2 of this
           ----------------------
Agreement shall continue and survive the termination of this Agreement.

     8.6.  Applicable Law.  This Agreement and the rights and obligations of
           --------------
the Company and Ross thereunder shall be governed by and construed and enforced under the laws of the State of California applicable to agreements made and to be performed entirely within such State.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              TIER TECHNOLOGIES, INC.



                              By: /s/ James L. Bildner
                                 ---------------------------------
                              Title: Chairman & CEO
                                    ------------------------------
                              Address: 1350 Treat Blvd., Ste. 250
                                       Walnut Creek, CA  94596


                              /s/ George K. Ross
                              ------------------------------------
                              GEORGE K. ROSS
                              Address: 1350 Treat Blvd., Ste. 250
                                       Walnut Creek, CA  94596

                                   EXHIBIT A

                         Incentive Compensation Formula
                         ------------------------------

     Ross shall receive annual incentive compensation of at least $25,000 per year (the "Annual Minimum") or $6,250 per quarter (the "Quarterly Minimum"), upon the achievement of targeted level of earnings before interest, taxes,
depreciation and amortization ("EBITDA") of the Company.   For calendar 1997,
the targeted level of EBITDA shall be $412,500 per calendar quarter, or $1,650,000 for the calendar year. If the targeted level of EBITDA is met for any calendar quarter (the "Quarterly EBITDA Requirement"), the quarterly incentive compensation payment shall be made to Ross on or before thirty days following the end of such quarter. However, the right to receive such payment shall be earned by and vested in Ross on the last day of each such quarter. Assuming Ross has achieved the Quarterly EBITDA Requirement, the amount to be paid to Ross for that quarter shall be determined by multiplying the Quarterly Minimum by a fraction, the numerator of which is the actual EBITDA achieved for such period and the denominator of which is the targeted level of EBITDA for the quarter. EBITDA for any calendar quarter may not be carried over to the next calendar quarter; provided, however, if the Quarterly EBITDA Requirement is not met for one or more calendar quarters during any calendar year for the term of this Agreement, but the annual target is met for such calendar year, Ross shall be entitled to receive the difference between the annual incentive compensation payment, determined by multiplying the Annual Minimum by a fraction, the numerator of which is the actual EBITDA achieved for such the calendar year and the denominator of which is the targeted level of EBITDA for the calendar year, and the total of all quarterly incentive compensation payments made to Ross during such calendar year. Such annual payment will be made to Ross by March 31 of the following year. However, the right to receive such payment shall be earned by and vested in Ross on the last day of each such calendar year.

     For subsequent calendar years during the Term, the targeted level of EBITDA shall be fixed by the Board prior to commencement of the year in question. EBITDA will be determined by the Company's Chief Executive Officer in accordance with the Company's normal accounting practices consistently applied.

                                   EXHIBIT B

                    Benefits for Ross's Employment Agreement
                    ----------------------------------------

     1.    Group Term Insurance
     2.    Standard medical plan.
     3.    Standard three weeks vacation.
     4.    Standard company-approved holidays.
     5.    Standard long term disability insurance.
     6.    Standard defined benefit pension plan.
     7.    D & O liability insurance.
     8.    401(k) Plan